Exhibit 32
CERTIFICATION
Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Wolverine World Wide, Inc. (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the accounting period ended March 27, 2010 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.
Date: May 6, 2010

/s/ Blake W. Krueger Blake W. Krueger
Chairman of the Board, Chief Executive Officer and President

/s/ Donald T. Grimes Donald T. Grimes
Senior Vice President,
Chief Financial Officer and Treasurer